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                Alliance Capital Management L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105



                                  February 19, 1992



Alliance North American
 Government Income Trust, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase of 5,000 shares of Class A Common Stock of Alliance North American Government Income Trust, Inc. (the "Corporation") for an aggregate cash consideration of Fifty Thousand Dollars ($50,000), and 5,000 shares of Class B Common Stock of the Corporation for an aggregate cash consideration of Fifty Thousand Dollars ($50,000), this will confirm that we are buying such shares for investment for our account only, and not with a view to reselling or otherwise distributing them.

                        Very truly yours,

                        ALLIANCE CAPITAL MANAGEMENT L.P.


                        By:  Alliance Capital Management
                               Corporation,
                               its General Partner



                        By:/s/ David H. Dievler
                           ______________________________
                             David H. Dievler
                             Senior Vice President











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